EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
Lisa Bascom	Joseph Hassett
Interphase Corporation	Interphase Corporation
214-654-5000	866-630-INPH
pr@iphase.com	ir@iphase.com
Interphase Announces 2010 Fourth Quarter and Full Year Financial Results
Revenue Growth of 24% Drives Return to Profit
PLANO, Texas — February 10, 2011 — Interphase Corporation (NASDAQ: INPH), a leading global provider of solutions for converged communications networks, today reported financial results for its fourth quarter ended December 31, 2010.
Revenues for the fourth quarter of 2010 increased approximately 24% to $5.8 million when compared to $4.7 million for the fourth quarter of 2009. On a sequential basis, revenues increased approximately 22% from $4.8 million in the third quarter of 2010. Revenues in the quarter were primarily derived from broadband telecom revenues, which increased to $5.0 million in the fourth quarter of 2010 compared to $3.9 million for the fourth quarter of 2009. Enterprise revenues increased to $552,000 compared to $161,000 on a year to year basis, while professional services revenues declined to $124,000 for the fourth quarter of 2010 compared to $410,000 for the fourth quarter of 2009. Gross margin for the fourth quarter of 2010 was 55% compared to 37% for the fourth quarter of 2009. The increase in gross margin percentage was primarily due to a shift in product mix toward higher margin products, increased utilization of our manufacturing facility and reduction in obsolete inventory charges. The company reported a net income of $447,000, or $0.06 per fully diluted share in the fourth quarter of 2010 compared to a net loss of $4.0 million, or ($0.57) per share in the fourth quarter of 2009.
“We are very pleased with our fourth quarter results, as they show our third consecutive quarter of sequential revenue growth,” said Gregory B. Kalush, CEO and President of Interphase. “Both revenue growth and the restructuring efforts we undertook in the third quarter contributed to our return to profitability in the fourth quarter. Although we are pleased with these results, we remain focused on our multi-tiered strategy to diversify our Company and enter new market segments that we believe can generate significant growth and fortify the future.”
For the full year of 2010, revenues decreased to $18.2 million, compared to $25.6 million for the full year of 2009. Gross margin percentage increased to 50% for the year ended December 31, 2010, compared to 48% for the year ended December 31, 2009. Included in operating expenses for 2010 and 2009 were restructuring charges of $3.3 million and $1.2 million, respectively. Net loss for 2010 was $8.4 million, or $(1.23) per share compared to a net loss of $5.6 million, or $(0.81) per share for 2009. On December 31, 2010, the company’s working capital position was $13.1 million, including cash and marketable securities of $10.8 million.

About Interphase Corporation
Interphase Corporation (NASDAQ: INPH — News) delivers solutions for LTE and WiMAX, interworking gateways, packet processing, network connectivity, and security for key applications for the Communications, Aerospace-Defense, and Enterprise markets. Founded in 1974, Interphase provides expert Engineering Design and Contract Manufacturing Services, in addition to its COTS portfolio, and plays a leadership role in next generation AdvancedTCA® (ATCA), AdvancedMC™ (AMC), PCI-X, and PCIe standards and solutions. Interphase is headquartered in Plano, Texas, with sales offices across the globe. Clients include Alcatel-Lucent, Emerson Network Power, Fujitsu Ltd., Hewlett Packard, Samsung, and Sun Microsystems. Visit www.iphase.com.
Safe Harbor
This press release contains forward-looking statements with respect to financial results and certain other matters. These statements are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, without limitation, fluctuations in demand, the quality and price of similar or comparable networking products, access to sources of capital, general economic conditions in the company’s market areas, and that future sales and growth rates for the industry and the company could be lower than anticipated.
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Interphase and the Interphase logo are trademarks or registered trademarks of Interphase Corporation. All other trademarks are the property of their respective owners.

Condensed Consolidated Financial Statements
Interphase Corporation
Condensed Consolidated Statements of Operations
(amounts in thousands, except per-share amounts)

	Three Months Ended Dec. 31,		Twelve Months Ended Dec. 31,
	2010	2009	2010	2009
Revenues	$5,820	$4,676	$18,207	$25,585
Gross margin	3,216	1,717	9,187	12,289
Research and development	1,056	2,218	6,572	7,970
Sales and marketing	878	1,424	4,512	5,753
General and administrative	935	1,130	3,843	4,275
Restructuring charge	—	1,236	3,339	1,236

Total operating expenses	2,869	6,008	18,266	19,234
Income (loss) from operations	347	(4,291)	(9,079)	(6,945)
Income (loss) before income tax	362	(4,236)	(9,056)	(6,656)
Net income (loss)	447	(3,954)	(8,419)	(5,554)
Net income (loss) per diluted share	$0.06	$(0.57)	$(1.23)	$(0.81)
Weighted average common and dilutive shares	6,915	6,911	6,839	6,899
Selected Consolidated Balance Sheet Information
(amounts in thousands)

	Dec. 31, 2010	Dec. 31, 2009
Cash and marketable securities	$10,777	$17,839
Accounts receivable, net	4,633	5,106
Inventories	1,645	1,699
Net property, plant and equipment	414	692
Total assets	19,314	28,647
Total liabilities	8,304	9,385
Total shareholders’ equity	$11,010	$19,262
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